Exhibit 10.2

LEASE AGREEMENT

(130 Potrero)

BETWEEN

RAY DOLBY AND DAGMAR DOLBY, AS TRUSTEES OF THE

DOLBY FAMILY TRUST, DATED MAY 7, 1999, and

RAY AND DAGMAR DOLBY REAL ESTATE INVESTMENTS, L.P.,

a California limited partnership,

COLLECTIVELY,

AS LANDLORD

AND

DOLBY LABORATORIES, INC.,

a California corporation,

AS TENANT

TABLE OF CONTENTS

Basic Lease Information			iv

1.	Definitions		1
	1.1	Location of Definitions; Basic Lease Information	1

2.	Premises		1
	2.1	Premises Defined	1

3.	Term		1
	3.1	Term Commencement	1

4.	Rent; Additional Charges		2
	4.1	Annual Rental	2
	4.2	Additional Charges	2
	4.3	Late Charges	2

5.	Net Lease; Taxes and Assessments		2
	5.1	Net Lease	2
	5.2	Payment of Taxes and Assessments	3

6.	Utilities		5
	6.1	Utility Expenses	5
	6.2	Interruption of Utilities	5

7.	Condition of Premises		6

8.	Common Areas		6
	8.1	Right to Use Common Areas	6

9.	Use		6
	9.1	Office Use	6
	9.2	No Nuisance	6
	9.3	Compliance with Laws	6
	9.4	Hazardous Materials	7

10.	Alterations and Tenant’s Property		7
	10.1	Alterations	7
	10.2	Removal of Property	8

11.	Repairs and Other Work		9
	11.1	Tenant’s Obligations	9
	11.2	Conditions Applicable to Repairs and Other Work	9
	11.3	Landlord’s Obligations	10

12.	Liens		10

13.	Subordination		11

14.	Inability to Perform		11

15.	Destruction		12
	15.1	Repair	12
	15.2	Tenant’s Right to Terminate	13

i

	15.3	Landlord’s Right to Terminate	13
	15.4	Extent of Repair Obligations	14
	15.5	Waiver of Subrogation	14
	15.6	Non-Application of Certain Statutes	14

16.	Insurance		14

17.	Eminent Domain		15
	17.1	Effect of Taking	15
	17.2	Award	15
	17.3	Abatement of Rent	15
	17.4	Temporary Taking	16

18.	Assignment and Subletting		16
	18.1	Consent Required	16
	18.2	Notice	17
	18.3	No Release	17
	18.4	Entity Transfers	17
	18.5	Assumption of Obligations	18
	18.6	No Signs	18
	18.7	Non-Application of Certain Statutes	18

19.	Security Systems and Programs		19

20.	Default		19
	20.1	Events of Default	19
	20.2	Remedies	20
	20.3	Reletting	22
	20.4	Landlord’s Right to Perform Tenant’s Obligations	22
	20.5	Remedies Cumulative	23

21.	Indemnity; Interest on Overdue Obligations		23
	21.1	Indemnity	23
	21.2	Interest on Past Due Obligations	23

22.	Landlord’s Access to Premises		23

23.	Notices		24

24.	No Waiver		24

25.	Estoppel Certificates		24

26.	Rules and Regulations		25

27.	Tenant’s Taxes		25

28.	Corporate Authority		25

29.	Miscellaneous		25
	29.1	Financial Statements	25
	29.2	Successors and Assigns	25
	29.3	Severability	25
	29.4	Applicable Law	26

	29.5	Integration; Interpretation	26
	29.6	Quiet Enjoyment	26
	29.7	Holding Over	26
	29.8	Broker’s Commissions	26
	29.9	Recovery Against Landlord	27
	29.10	Amendments	27
	29.11	Attorneys’ Fees	27
	29.12	Exhibits and Schedules	27

30.	Option to Extend Term		27

31.	Roof Access		30

32.	Signage		31

33.	Landlord’s Right to Park Bus		32

Exhibits:

A	Diagram/Description of Premises

B	List of Defined Terms

C	Rules and Regulations

Schedule I:        Tenant’s Insurance Requirements

BASIC LEASE INFORMATION

BUILDING:	130 Potrero Avenue San Francisco California

LANDLORD’S ADDRESS:	3340 Jackson Street San Francisco, California 94118 Telephone: (415) 563-6947 Facsimile: (415) 563-4004

	with a copy to:

	Morrison & Foerster LLP 425 Market Street San Francisco, California 94105-2482 Attn: Craig B. Etlin Telephone: (415) 268-7456 Facsimile: (415) 268-7522

TENANT’S ADDRESS:	100 Potrero Avenue San Francisco California Attn: Steve Kelly Telephone: (415) 645-5162 Facsimile: (415) 645-4000

	with a copy to:

	Farella Braun & Martel 235 Montgomery Street San Francisco, California 94104 Attn: Anthony D. Ratner Telephone: (415) 954-4448 Facsimile: (415) 954-4480

COMMENCEMENT DATE:	January 1, 2006	(3.1)

EXPIRATION DATE:	December 31, 2013	(3.1)

RENTABLE AREA OF PREMISES:	14,071 square feet	(2.1)

DIAGRAM OF PREMISES:	See Exhibit A

BASE RENT:	Monthly: $10,553.25

	Annual: $126,639.00	(4.1)

USE:	Warehouse and Storage	(9.1)

OFFICE LEASE

THIS LEASE, dated as of December 31, 2005, is between RAY DOLBY AND DAGMAR DOLBY, AS TRUSTEES OF THE DOLBY FAMILY TRUST, DATED MAY 7, 1999, and RAY AND DAGMAR DOLBY REAL ESTATE INVESTMENTS, L.P., a California limited partnership (collectively, “Landlord”), and DOLBY LABORATORIES, INC., a California corporation (“Tenant”). Landlord and Tenant hereby covenant and agree as follows:

1.	DEFINITIONS

1.1	Location of Definitions; Basic Lease Information

For convenience of reference only defined terms and the sections in which they are defined are set forth in Exhibit B. The Basic Lease Information is hereby incorporated into and made a part of this Lease.

2.	PREMISES

2.1	Premises Defined

Landlord leases to Tenant and Tenant hires from Landlord on the terms and conditions contained in this Lease the Premises specified in the Basic Lease Information. The Premises consist of the entire Building (as described in the Basic Lease Information). As used herein, the term “Building” shall include the land underlying the Building, the Building structure and all rentable areas and improvements therein, and all common areas, walkways, facilities and other amenities appurtenant to or serving all or any portion of the Building (the “Building Common Areas”) situated within and adjacent or appurtenant to the Building which primarily or exclusively serve the Building, as determined from time to time by Landlord in its reasonable discretion.

Tenant accepts the Rentable Area as specified in the Basic Lease Information as the Rentable Area of the Premises and such area shall not be subject to recalculation. The terms “common area” and “common areas” shall mean spaces, facilities, and installations such as toilets, janitor, telephone, electrical, and mechanical rooms and closets, trash facilities, stairs, public lobbies, corridors and other circulation areas, wherever located in the Building. Tenant understands and agrees that the Premises shall be leased by Tenant in its as-is condition.

3.	TERM

3.1	Term Commencement

The Premises are leased for a term (the “Term”) commencing on the Commencement Date as set forth in the Basic Lease Information. The Term of this Lease shall expire on the Expiration Date.

4.	RENT; ADDITIONAL CHARGES

4.1	Annual Rental

Tenant shall pay to Landlord during the Term at the address set forth in the Basic Lease Information, without demand, offset or deduction, Base Rent as set forth in the Basic Lease Information. Base Rent shall be payable on or before the first day of each month, in advance. If the Commencement Date or the Expiration Date should occur on a day other than the first or last day of a calendar month, respectively, then the Base Rent for such period shall be prorated.

4.2	Additional Charges

Tenant shall pay to Landlord as and when due all charges, Impositions (as defined below) and tax reimbursements, fees, expenses, and all other amounts as provided in this Lease (“Additional Charges”), except to the extent that Tenant pays Impositions directly to the appropriate taxing authority as provided in Section 5.2 below. Unless otherwise specifically provided for herein, all Additional Charges shall be due on the later of twenty (20) days after Tenant’s receipt of Landlord’s invoice for the Additional Charges or the first day of the month following Tenant’s receipt of Landlord’s invoice for the Additional Charges. Base Rent and Additional Charges shall constitute the “Rent” payable by Tenant for the Premises.

4.3	Late Charges

If Tenant fails to pay any Rent within five (5) days after written notice from Landlord that Tenant has failed to pay the same, such unpaid amounts will be subject to a late payment charge equal to five percent (5%) of the unpaid amounts in each instance. This late payment charge has been agreed upon by Landlord and Tenant, after negotiation, as liquidated damages and a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of any such failure by Tenant, the actual damages and costs thereof being extremely difficult if not impossible to determine.

5.	NET LEASE; TAXES AND ASSESSMENTS

5.1	Net Lease

Without limiting any of the provisions of this Lease, the Base Rent and any Additional Charges payable to Landlord hereunder shall be absolutely net to Landlord and shall be paid without assertion of any counterclaim, setoff, deduction or defense and without any abatement, suspension, deferment or reduction, except only as otherwise expressly provided in Sections 15 and 17 of this Lease, and shall not be reduced, offset or diminished, directly or indirectly, by any cost, charge or expense payable hereunder by Tenant in connection with the Premises and/or the Building or any part thereof. Except as specifically provided otherwise in this Lease, under no circumstances or conditions, whether now existing or hereafter arising, and whether within or beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind or incur any obligation whatsoever with respect to the Premises, or otherwise have any obligation or liability with respect to the Premises; provided that the foregoing shall not be construed to require Tenant (i) to perform any obligations of Landlord under any contract or agreement entered into by Landlord with any third party to which Tenant or any Tenant Affiliate (other than Landlord) is not a party, or (ii) to assume any liability for any obligations of Landlord arising under any mortgage or deed of trust granted by Landlord encumbering the Premises, including payment of debt service on any obligation secured thereby, provided that the foregoing shall not be construed to relieve Tenant from complying with and performing any express obligations of Tenant under this Lease that may also constitute covenants or obligations of Landlord under any such contract or agreement entered into by Landlord with any third party or under any mortgage or deed of trust.

5.2	Payment of Taxes and Assessments

(a) “Impositions” shall mean all real property taxes and general and special assessments, transit charges, fees or assessments, housing fund assessments, security charges, maintenance fees, payments in lieu of taxes, fees or charges, and any tax, fee, assessment, charge or excise levied or assessed (whether at the date of this Lease or thereafter) (i) on the Building or any portion thereof or Landlord’s interest therein, or on Landlord’s personal property used in the operation of the Building, (ii) on the use or occupancy of the Building or any portion thereof, including, without limitation, any tax or levy made against Rent or gross receipts from the Building, (iii) in connection with the business of renting space in the Building, or in connection with entering into this Lease or any other lease with respect to the Building, or (iv) for housing, police, fire, or other governmental services provided by any governmental or public entity to the extent allocable to and collected by a lien upon the Building. Impositions shall also include any other tax, fee, or charge that may be levied or assessed as a substitute for any other Impositions. Impositions shall not include those amounts payable by Tenant pursuant to Section 27. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Impositions for purposes of this Lease.

(b) Tenant’s Obligation to Pay. Without limiting the generality of Section 5.1, but subject to Section 5.2(d) below, Tenant shall pay all Impositions allocable to the Premises during the Term or any holdover period on or before the date due, and in any event before delinquency and before any fine, interest or penalty may become due or be imposed by operation of law for nonpayment; provided, however, that: (i) Landlord shall pay or, if paid by Tenant, shall reimburse Tenant for any Impositions to the extent that the same are allocable to periods after the Expiration Date (or, if Tenant holds over following the Expiration Date, to periods after the actual date of surrender of the Premises by Tenant); and (ii) if any assessment is permitted by law to be paid in installments without additional charge or penalty, Tenant may pay such assessments in installments, but in no event later than the actual due date for such installments. Without limiting the foregoing, or any other provision hereof, if any fines, penalties or interest charges are imposed as a result of any failure by Tenant to pay any Impositions as and when required under this Section 5.2 or as a result of an unsuccessful contest of any Impositions by Tenant pursuant to Section 5.2(d) below, Tenant shall be obligated to pay the same within ten (10) business days after imposition thereof, unless Tenant exercises its right to contest such fines, penalties or interest charges pursuant to Section 5.2(d) below and provides a bond or other assurance of payment for such fines, penalties or interest charges as provided in Section 5.2(d) below.

(c) Direct Payment. Tenant shall pay all Impositions directly to the applicable taxing authority, and shall deliver to Landlord, within ten (10) days after payment thereof, true and correct copies of the receipted bills or other reasonable evidence showing such payment of all Impositions required to have been paid as of such date. Landlord shall cooperate with Tenant to cause all bills for Impositions to be sent directly to Tenant, but if the tax collection agency will not so agree, then Landlord shall tender all bills to Tenant promptly upon Landlord’s receipt, and in such event, if Landlord fails to tender any such bill to Tenant within the later of (i) ten (10) Business Days following the date of Landlord’s receipt of such bill from the taxing authority or (ii) twenty (20) Business Days prior to the date on which the tax, or installment thereof, represented by such bill shall become delinquent, then (A) Tenant shall not be in default hereunder for failure to make timely payment of such Imposition until the expiration of twenty (20) business days following the date on which Tenant shall receive a copy of such bill from Landlord, and (B) if Tenant has not received any tax bill from Landlord or the taxing authority prior to the twentieth (20th) Business Day before the date on which the applicable tax payment shall become delinquent, Tenant may deliver written notice to Landlord requesting Landlord to promptly forward any tax bill that may have been delivered to Landlord for the tax period in question, and if Landlord fails to deliver any such tax bill that has actually been received by Landlord from the taxing authority prior to the receipt of Tenant’s notice within ten (10) days following Landlord’s receipt of such notice from Tenant, Landlord shall be obligated to pay any penalties incurred by Tenant for late payment of such tax bill which are not reasonably avoidable by Tenant. Subject to the foregoing terms of this Section 5.2(c), if Tenant shall at any time fail to pay any Impositions when due and shall fail to cure such default within the applicable period provided under Section 20.1(f) below, then Landlord shall have the right at any time thereafter to require that Tenant pay monthly installments of Impositions into an impound account maintained by Landlord or an escrowee designated by Landlord (an “Impound Account”). Tenant shall not be entitled to receive any interest or other return on any funds on deposit in any Impound Account, and any funds so held in any Impound Account may be commingled with other funds of Landlord or Landlord’s escrowee, or other parties depositing funds in such Impound Account, as applicable; provided that, except as otherwise provided upon the occurrence of an Event of Default, any funds held in an Impound Account maintained by Landlord or an escrowee designated by Landlord shall be used and disbursed by Landlord or such escrowee (subject to reduction for payment of customary account charges) for payment of the Impositions in respect of which such deposits have been made, and for no other purpose unless an Event of Default has occurred and is continuing.

(d) Right to Contest. Tenant shall have the right, at its sole cost and expense, to contest the full or partial amount or validity of any Imposition by appropriate administrative and legal proceedings, either in its own name or jointly with Landlord if Landlord so elects. Landlord shall cooperate with Tenant in any reasonable manner requested by Tenant, provided that (i) Tenant shall reimburse Landlord as Additional Charges hereunder for Landlord’s actual out-of-pocket costs incurred in connection with any such contest, (ii) no action by Tenant in connection with such contest shall expose Landlord to personal liability for the payment of any Impositions, and (iii) Tenant shall not be authorized to settle any such action if an Event of

Default has occurred and is continuing. Tenant may postpone payment of any contested Imposition pending prompt and diligent prosecution of any such proceedings and appeals, but only if Tenant shall post a bond or other assurance of payment or performance with Landlord, an escrow designated by Landlord, or the court or administrative agency or other legal authority having jurisdiction over the contest, to ensure payment of all sums ultimately determined to be due by Tenant.

6.	UTILITIES

6.1	Utility Expenses

Tenant shall make its own arrangements for, and shall pay the full cost of, providing all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, gas, heat, electricity, refuse pick-up, janitorial service, telephone, telecommunications, and all materials and services or other utilities (collectively, “Utilities”) that Tenant deems necessary or desirable for its occupancy and use of the Premises, all of which Utilities shall, at the request of Landlord and at Tenant’s sole cost and expense, be billed or metered separately to the Premises and/or Tenant, together with all taxes, assessments, charges and penalties added to or included within such cost. Tenant acknowledges that Landlord, Tenant, the Premises and/or the Building may become subject to the rationing of Utility services or restrictions on Utility use as required or recommended by a public utility company or provider, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with all energy conservation programs implemented by Landlord by reason of any rationing, restrictions or applicable laws, requirements or recommendations of governmental agencies or public utility companies or providers.

6.2	Interruption of Utilities

Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises or the Building. Tenant hereby waives any and all rights under California Civil Code Section 1932(1) and Sections 1941 and 1942 or any other similar laws, statutes or ordinances now or hereafter in effect, including, without limitation, any right to terminate this Lease, vacate the Premises, and/or make repairs and deduct the expense thereof from the Rent.

7.	CONDITION OF PREMISES

Tenant agrees and acknowledges that Tenant has been in possession of the Premises prior to the Commencement Date pursuant to that certain Master Lease between Ray M Dolby, as landlord, and DLI Realty Corp., a California corporation, as tenant, dated as of June 1, 1980, as amended by that certain Amendment to Master Lease, dated as of October 1, 1982, as amended by that certain Amendment Two to Master Lease, dated as of July 15, 1985, and as further amended by that certain Amendment No. 3 to Master Lease, dated as of July 15, 1986 (as amended, the “Original Lease”). Tenant further agrees and acknowledges that the Premises are suitable for Tenant’s use, and that Tenant shall lease the Premises in its as-is condition. Landlord makes no representation or warranty as to (i) the nature, quality or condition of the Premises or the Building, or (ii) the nature, quality or suitability for Tenant’s business of the Building or the Premises, and Tenant shall have no rights against Landlord by reason of any claimed deficiencies therein.

8.	COMMON AREAS

8.1	Right to Use Common Areas

Tenant and Tenant’s agents, representatives, employees and visitors, shall have the exclusive right to use during the Term the Building Common Areas, subject to Landlord’s reasonable rules and regulations and the provisions of this Lease.

9.	USE

9.1	Office Use

The Premises shall be used for warehouse and storage purposes only.

9.2	No Nuisance

Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance, to violate any insurance policy restrictions, or to unreasonably interfere with the safety, comfort or enjoyment of the Building by Landlord or its customers, invitees or any others lawfully in, upon or about the Building.

9.3	Compliance with Laws

Tenant, at Tenant’s expense, shall comply with, and cause all of Tenant’s agents, employees, contractors, representatives, and visitors to comply with, all applicable laws, ordinances, rules and regulations of governmental authorities applicable to the Premises or the Building or the use or occupancy thereof, including, without limitation, the federal Americans With Disabilities Act, as amended (collectively, “Laws”); provided that Tenant shall not be obligated pursuant to this Section 9.3 to make or pay for any structural elements of the Building, or any Building Common Areas, unless such alterations are required as a result of Tenant’s actions or Tenant’s default under this Lease during the term of this Lease or the Original Lease or result from or are associated with alterations or improvements to the Premises made by or for Tenant during the term of this Lease or the Original Lease.

9.4	Hazardous Materials

Tenant shall not cause or suffer or permit any Hazardous Material, as defined below, to be brought upon, kept, used, discharged, deposited or released in, on, or about the Premises and/or the Building by Tenant, or any of Tenant’s agents, employees, representatives, contractors or visitors, provided that Tenant may keep on the Premises such Hazardous Materials as are customarily used by typical office tenants and are maintained in full compliance with all applicable laws. Tenant shall indemnify, defend (with legal counsel reasonably satisfactory to Landlord), and hold Landlord harmless from and against any and all claims, damages, losses, costs, liabilities and expenses (including, without limitation, diminution in value or use of the Building, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term (including the term of the Original Lease) as a result of any breach by Tenant of this Section 9.4 or any contamination on or affecting the Premises and/or the Building which is caused by Tenant or any of Tenant’s agents, employees, representatives, contractors or visitors. This indemnification obligation shall survive any termination of this Lease and shall include, without limitation, costs incurred in connection with any investigation of site conditions and any clean-up, remedial, removal or restoration work on or affecting the Premises and/or the Building. “Hazardous Material” means any hazardous, toxic or dangerous substance, material or waste which currently is or hereafter becomes regulated by or under any local, state or federal governmental authority or environmental law, including, without limitation, (i) all chlorinated solvents, (ii) petroleum products or by-products, (iii) asbestos, (iv) polychlorinated biphenyls, and (v) mold or mold-like substances.

10.	ALTERATIONS AND TENANT’S PROPERTY

10.1	Alterations

(a) Tenant shall not before or during the Term make or suffer to be made any alterations, additions or improvements in or to the Premises (herein collectively called “Alterations”) without first obtaining Landlord’s written approval thereof based on detailed plans and specifications submitted by Tenant. Landlord’s approval may be withheld in Landlord’s sole and absolute discretion if any Alterations could in Landlord’s judgment affect the structure of the Building or the electrical, mechanical, heating, ventilation or air conditioning, life safety or plumbing systems of the Building (collectively the “Building Systems”), be visible from outside the Premises, or require additional code compliance or similar work not included in the Alterations; otherwise, Landlord’s consent shall not be unreasonably withheld. Without limiting the foregoing, all Alterations shall also be subject to the provisions of Section 11.2 below. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations that do not affect the structure of the Building or the Building Systems that in the aggregate do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) without the prior written consent of Landlord; provided, however, that Tenant shall provide Landlord copies of all permits, plans and other related documents in connection with such Alterations.

(b) Any Alteration to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable Laws and all requirements requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Building or any part thereof, and in accordance with plans and specifications approved in writing by Landlord, and shall be constructed and installed by a contractor reasonably approved in writing by Landlord. As a further condition to giving consent, with respect to Alterations that could affect the structural components of the Building Systems or which in the aggregate exceed One Million Dollars ($1,000,000.00) in cost, Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a payment and performance bond in form reasonably acceptable to Landlord, in a principal amount not less than the estimated costs of such Alterations, to ensure Landlord against any liability for mechanics’ and materialmen’s liens and to ensure completion of work. Before Alterations may begin, valid building permits or other permits or licenses required must be furnished to Landlord, and, once the Alterations begin, Tenant will diligently and continuously pursue their completion. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for its reasonable costs (including, without limitation, the costs of any construction manager retained by Landlord) in reviewing plans and documents and in monitoring construction. Tenant shall maintain during the course of construction, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant and Landlord’s lenders, if any, as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least Three Million Dollars ($3,000,000.00).

(c) Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.

10.2	Removal of Property

All Alterations shall become the property of Landlord, and shall be surrendered to Landlord, upon the expiration or earlier termination of this Lease; except for movable equipment, trade fixtures, personal property and furniture owned by Tenant (“Tenant Owned Property”). At Landlord’s sole election made at the time that Landlord approves any Alterations, such Alterations shall be removed from the Premises at Tenant’s sole cost and expense at the expiration or sooner termination of this Lease, and the Premises shall be restored, at Tenant’s sole cost and expense, to their condition before the making of such Alterations, and such obligations shall survive the expiration or any earlier termination of this Lease.

11.	REPAIRS AND OTHER WORK

11.1	Tenant’s Obligations

At Tenant’s sole cost and expense (except as provided in Section 11.3 below), Tenant shall at all times during the Term maintain the Premises in good, clean and sanitary condition and, at Tenant’s cost and expense, make all repairs and replacements as and when necessary to preserve the Premises in good working order and condition, including glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers; interior lighting (including, without limitation, light bulbs and ballasts), the plumbing and electrical systems serving the Premises, all communications systems serving the Premises, Tenant’s signage, interior demising walls and partitions, equipment, interior painting and interior walls and floors, exterior walls, foundations, roof, other structural components, Tenant’s security systems in or about or serving the Premises and cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm reasonably approved by Landlord in writing. Tenant shall not do nor shall Tenant allow Tenant’s agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, “Tenant’s Agents”) to do anything to cause any damage, deterioration or unsightliness to the Premises or the Building; provided that Tenant shall not be obligated to repair or maintain the Building Systems that do not exclusively serve the Premises or the structural elements of the Building unless such repair or maintenance is necessitated by any act of Tenant, its agents, representatives, employees, contractors or visitors (subject to Section 15.5 below). Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Premises and/or the Building, or in or to any fixtures, appurtenances or equipment therein. Tenant hereby waives the provisions of Sections 1941 and 1942 and 1932(1), respectively, of the California Civil Code and any similar law now or hereafter in effect, as such laws relate to the condition of the Premises or Tenant’s right to effect repairs in or to the Premises and deduct the cost thereof from the Rent.

11.2	Conditions Applicable to Repairs and Other Work

All repairs, replacements, and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant shall be made and performed (a) at Tenant’s cost and expense (except as provided in Section 11.3 below) and at such time and in such manner as Landlord may reasonably require, (b) by contractors or mechanics reasonably approved by Landlord, (c) so as to be at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as Landlord may impose with respect to insurance to be obtained by Tenant, (e) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises and all Rules and Regulations for the Building adopted by Landlord from time to time, (f) so as not to interfere with the use and enjoyment of the Building by Landlord, other tenants of the Building or any other persons, and (g) in compliance with such other requirements as Landlord may reasonably impose (including, without limitation, a requirement that Tenant furnish Landlord with as-built drawings upon completion of the work). No approval by Landlord of any work done by or for Tenant in or at the Premises, including any Alterations, shall be construed to impose any liability on Landlord with respect to the design, construction, quality, operation, sufficiency, safety or any other attribute thereof. Landlord shall not be required to inspect or otherwise review any work done by or for Tenant in or at the Premises, and any inspection of such work which Landlord may elect to make will be solely for the protection of Landlord’s interests and will not expose Landlord to any liability with respect to such work or any conditions relating thereto.

11.3	Landlord’s Obligations

Notwithstanding the provisions of Sections 11.1 and 11.2 above, subject to compliance with the provisions of this Section 11.3, Landlord shall reimburse Tenant for the costs reasonably incurred by Tenant for maintenance, repair and replacement of the roof (including membrane), except for costs to the extent necessitated by Tenant’s installation, maintenance or removal of any Roof Equipment (as defined below), foundations, and exterior walls of the Building. Except in the case of an emergency, Landlord shall not be obligated to reimburse any such costs, unless such costs have been authorized in advance by Landlord or deemed to have been authorized, as provided below in this Section 11.3. In the event any such costs are incurred as a result of an emergency, Tenant shall notify Landlord of such emergency and the need to incur such costs as soon as reasonably practicable thereafter, and shall only incur such costs as are reasonably necessary (as determined by Tenant in its reasonable discretion) to stabilize the Building and avoid further damage to the Building or injury to any persons prior obtaining Landlord’s approval of such costs. If Tenant desires to perform any repair or maintenance costs for which it intends to seek reimbursement by Landlord pursuant to this Section 11.3, except in the case of an emergency, Tenant shall request Landlord’s approval of the costs to be incurred prior to incurring the same. Any such request shall be in writing, and shall include a copy of proposal(s) from the contractor(s) Tenant desires to hire to perform the same. Landlord shall not unreasonably withhold its approval of any such request that is reasonably necessary to maintain such components of the Building to the standard to which Tenant has historically maintained such components of the Building during its occupancy thereof, including occupancy during the term of the Original Lease. Landlord’s failure to respond to any such request within ten (10) business days after receipt thereof shall be deemed to constitute Landlord’s approval of such request, so long as the request from Tenant includes a statement advising Landlord that its failure to respond within such ten (10) business day period shall be deemed to constitute its approval thereof. Any costs incurred by Tenant for which Landlord is responsible to pay in accordance with this Section 11.3 shall be reimbursed by Landlord within thirty (30) days after receipt of an invoice from Tenant, which shall be accompanied by copies of the underlying invoices from the contractor(s) performing such work, evidence that Tenant has paid the cost of such work in full, and a statement from Tenant certifying that such work has been completed to Tenant’s satisfaction. Any amounts not paid by Landlord within such thirty (30) day period shall bear interest from and after the thirty-first (31st) day at the rate of interest provided in Section 21.2 below.

12.	LIENS

Tenant shall keep the Premises and the Building free from any liens arising from any acts or omissions of Tenant, or Tenant’s agents, employees, representatives, contractors or visitors. Tenant shall, within fifteen (15) days following notice of the imposition of any such lien, cause the same to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance, and if Tenant fails to do so Landlord shall have, in addition to all other remedies provided herein and by law, the right (but not the obligation) to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be Additional Charges payable by Tenant. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Premises, the Building and any other party having an interest therein, from mechanics’, materialmen’s and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least five (5) business days’ prior written notice of commencement of any construction or other work of improvement by or for Tenant on the Premises.

13.	SUBORDINATION

This Lease and Tenant’s rights and interests thereunder shall be subject and subordinate at all times to (a) all existing and future ground leases or underlying leases affecting the Building or any other portion of the Building, and (b) the lien of any existing or future mortgage, deed of trust, or other security instrument in any amount for which the Building or any other portion of the Building or any interest therein is specified as security. Notwithstanding the foregoing, Landlord or the holder of any such ground or underlying lease or such lien shall have the right to cause the same to be subordinated to this Lease, and in such event Tenant shall, at the option of the party who succeeds to the interest of Landlord under this Lease upon any termination of any such ground or underlying lease or upon any foreclosure or assignment in lieu of foreclosure relating to such lien, attorn to and become the tenant of such successor in interest to Landlord, provided that such successor in interest shall recognize and agree to be bound by the terms of this Lease so long as Tenant is not in default. The foregoing provisions shall be self operative and no further instrument shall be required to effect the provisions of this Section; provided that Tenant covenants and agrees to execute and deliver, within ten (10) days after demand by Landlord and in the form requested by Landlord, any additional documents evidencing the foregoing. Notwithstanding anything contained in this Section 13 to the contrary, the subordination of this Lease to any future mortgage, deed of trust or security instrument is expressly conditioned on delivery to Tenant of a commercially reasonable subordination, non-disturbance and attornment agreement from the beneficiary(ies) thereof.

14.	INABILITY TO PERFORM

If by reason of acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies, or any other cause or event beyond Landlord’s reasonable control, whether similar or dissimilar to the foregoing, Landlord is unable to perform or is delayed in performing any of Landlord’s obligations under this Lease, no such inability or delay shall (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any abatement or reduction of Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any liability upon Landlord or its agents or contractors by reason of inconvenience or annoyance to Tenant or by reason of injury to or interruption of Tenant’s business, or otherwise. The provisions of this Lease shall supersede California Civil Code Section 1932(1) as it relates to the condition of the Premises or Tenant’s occupancy thereof, and Tenant hereby waives any right to terminate this Lease under Section 1932(1) or under any similar laws, statutes or ordinances now or hereafter in effect.

15.	DESTRUCTION

15.1	Repair

(a) If the Premises are damaged by fire or other perils (“Damaged Property”) covered by extended coverage insurance, Landlord shall, at Landlord’s option:

(i) In the event of total destruction (which shall mean destruction or damage in excess of fifty percent (50%) of the full insurable value thereof) of the Premises, elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within thirty (30) days after the date (the “Casualty Discovery Date”) Landlord obtains actual knowledge of such damage or destruction. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date of such total destruction.

(ii) In the event of a partial destruction (which shall mean destruction or damage to an extent not exceeding fifty percent (50%) of the full insurable value thereof) of the Premises for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction and, if the damage thereto is such that the Premises may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within two hundred forty (240) days from the Casualty Discovery Date, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event the Lease shall continue in full force and effect. If such repair and restoration requires longer than two hundred forty (240) days or if the insurance proceeds therefor (plus any amounts Tenant may elect or is obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event the Lease shall continue in full force and effect, or not to repair or restore, in which event the Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date of such partial destruction.

(iii) Notwithstanding anything to the contrary contained in this Section, in the event of damage to the Premises occurring during the last twelve (12) months of the Term, either Landlord or Tenant may elect to terminate this Lease by written notice of such election given to the other party within thirty (30) days after the Casualty Discovery Date.

(b) If the Premises are damaged by any peril not covered by extended coverage insurance, and the cost to repair such damage exceeds any amount Tenant may agree to contribute, Landlord may elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.

(c) In the event of repair and restoration as herein provided, the monthly installments of Base Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration, but only to the extent of rental interruption insurance proceeds actually received by Landlord; it being acknowledged that Landlord has no obligation to carry, or to require Tenant to carry, for Landlord’s benefit, rental interruption insurance. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises or the Building or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises or the Building and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.

15.2	Tenant’s Right to Terminate

In the event (i) such damage causes all or any material portion of the Premises to be unusable by Tenant for the normal operation of Tenant’s business on the Premises and in Landlord’s reasonable opinion such damage to the Premises cannot be repaired within two hundred forty (240) days from the Casualty Discovery Date so as to make the Premises reasonably usable by Tenant for the normal operation of Tenant’s business on the Premises, or (ii) the Term will expire within one (1) year from the Casualty Discovery Date and Tenant fails to extend the term in accordance with any right expressly granted in this Lease within thirty (30) days after the date of damage, then Tenant may terminate this Lease by delivery of written notice to Landlord within fifteen (15) days after the date on which Landlord’s opinion regarding time and repair is delivered to Tenant. Upon termination, Rent shall be equitably apportioned by Landlord as of the Casualty Discovery Date, with due consideration being given to the extent to which Tenant actually continues to operate its business on the Premises following the damage, provided that Tenant shall only be entitled to abatement of rent to the extent of rental interruption insurance proceeds actually received by Landlord; it being acknowledged that Landlord has no obligation to carry, or to require Tenant to carry, for Landlord’s benefit, rental interruption insurance.

15.3	Landlord’s Right to Terminate

In the event (i) the Building is totally or substantially destroyed, or (ii) the cost of repair of the Building or any other portion of the Building following the damage or destruction equals or exceeds fifty percent (50%) of the replacement cost of the Building and such cost is not fully covered by insurance proceeds actually paid or payable to Landlord (and not required to be paid over to Landlord’s mortgagee); or (iii) the Term will expire within one (1) year from the Casualty Discovery Date and Tenant fails to extend the term in accordance with any right expressly granted in this Lease within thirty (30) days after the Casualty Discovery Date; or (iv) the Damaged Property cannot, in Landlord’s reasonable opinion, be repaired within two hundred forty (240) days after the Casualty Discovery Date or be feasibly restored to substantially the same condition as immediately prior to the damage, then Landlord may elect to terminate this Lease (A) by delivery of written notice to Tenant within thirty (30) days after the Casualty Discovery Date (in the case of a termination pursuant to clauses (i), (ii) or (iv) above, or (B) by delivery of written notice to Tenant within forty-five (45) days after the Casualty Discovery Date (in the case of a termination pursuant to clause (iii) above).

15.4	Extent of Repair Obligations

If this Lease is not terminated pursuant to Section 15.1, 15.2 or 15.3 above, Landlord shall repair the structure of the Building and all improvements (except those constructed or installed by or on behalf of Tenant, if any) in the Premises, and Tenant shall repair all other portions of the Premises. All such repairs shall be performed in a good and workmanlike manner and shall, to the extent feasible, restore the items repaired to substantially the same usefulness, design and construction as existed immediately before the damage. All work by Tenant shall be performed in accordance with the requirements of Section 11.2. In the event of any termination of this Lease, the proceeds from any insurance carried by Landlord and paid by reason of damage to or destruction of the Building or any portion thereof shall belong to and be paid solely to Landlord.

15.5	Waiver of Subrogation

Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured (or required to be insured by this Lease) by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special policy endorsements, if required to evidence compliance with such waiver.

15.6	Non-Application of Certain Statutes

The provisions of this Lease constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or any other portion of the Building. Any statute or regulation of the State of California or any other governmental authority or body, including, without limitation, California Civil Code Sections 1932(2), 1933(4), 1941 and 1942, relating to any rights or obligations of a landlord and tenant upon damage or destruction of the leased premises shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Building, and Tenant hereby waives the provisions of any such statute or regulation.

16.	INSURANCE

Tenant shall during the Term, at Tenant’s sole cost and expense, provide insurance coverage conforming in all respects to the requirements of Schedule I (Tenant’s Insurance Requirements) attached hereto. Tenant shall not do anything, or suffer or permit anything to be done, in, on or about the Premises or the Building that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building, the Building, or any property located therein or thereon. Tenant, at Tenant’s cost and expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

17.	EMINENT DOMAIN

17.1	Effect of Taking

If the entirety of the Premises is condemned or taken (or any transfer is made in lieu thereof), other than a temporary taking, before or during the Term for public or quasi-public use (each of which events shall be referred to as a “taking”), this Lease shall automatically terminate as of the earlier of the date (the “effective date of taking”) (i) of the vesting of title in the condemning authority, or (ii) the date the condemning authority is authorized to take possession of the Premises. If only a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the effective date of taking. If any portion of the Building is taken so as to render the Building incapable of economically feasible operation as reasonably determined by Landlord, this Lease may be terminated by Landlord, as of the effective date of taking, by written notice to Tenant given at any time prior to the effective date of taking. If a portion of the Premises or the Building is taken so as to render the Premises or the remaining portion thereof permanently unusable by Tenant for the normal operation of Tenant’s business on the Premises, as reasonably determined by Tenant, this Lease may be terminated by Tenant as of the date of the effective date of such taking, by written notice to Landlord given at any time prior to the effective date of taking. If this Lease is not terminated as a result of a taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of the condemnation award actually received by Landlord (and not required to be paid over to Landlord’s mortgagee), nor do more work than that described in Section 15.4, unless Tenant pays to Landlord in advance (and without any credit against Rent or any other obligation of Tenant under this Lease) the difference between the cost of such restoration and the amount of the condemnation award so actually received by Landlord.

17.2	Award

Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant, or the interruption of or damage to Tenant’s business.

17.3	Abatement of Rent

In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, the Rent shall abate in proportion to the portion of the Premises so taken or rendered unusable by Tenant for the normal operation of Tenant’s business on the Premises. The provisions of this Lease specifically supersede California Code of Civil Procedure Sections 1265.120 and 1265.130 or any similar statute or regulation now or hereafter in effect relating to abatement of rent or termination of a lease in the event of a taking or condemnation of the Premises and/or any portion of the Building, and Tenant hereby waives the provisions of any such statute or regulation.

17.4	Temporary Taking

If all or any portion of the Building or the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that the Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered not usable by Tenant by reason of such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

18.	ASSIGNMENT AND SUBLETTING

18.1	Consent Required

(a) Neither Tenant nor any sublessee (at any tier) or assignee of Tenant shall, directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is herein referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is herein referred to as a “Sublease”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld; provided, however, that no Event of Default has occurred and is then continuing, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a default hereunder. Any Assignment or Sublease that is not in compliance with this Section 18 shall be void. The acceptance of Rent by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to any Assignment or Sublease by Landlord. In the event Landlord approves any Assignment or Sublease, fifty percent (50%) of the excess, after amortization of the reasonable cost of (i) leasing commissions, (ii) attorneys’ fees and (iii) tenant improvement costs actually incurred by Tenant in connection with such Sublease or Assignment, of the total amount of rent and other consideration paid under or in consideration for any such Sublease or Assignment over the Rent payable hereunder, shall be payable to Landlord as Additional Charges.

(b) Notwithstanding anything to the contrary contained in Section 18.1(a) above, upon prior written notice to Landlord, and provided that the Tenant Affiliate (as defined below) agrees to assume all of Tenant’s obligations under this Lease, Tenant shall have the right (to be exercised no more than three (3) times during the Term) to assign this Lease or to sublease the Premises or any part thereof to a Tenant Affiliate in accordance with the terms of this Section 18.1(b) and Section 18.2(b) below. In the event Tenant proposes to enter into such an assignment or sublease with a Tenant Affiliate, then Tenant shall provide Landlord with the information required to be delivered pursuant to Section 18.2(a) below prior to entering into such assignment or sublease. As used herein, a “Tenant Affiliate” shall mean an entity that (A) controls, is controlled by or is under common control with, Tenant, or (B) acquires all or substantially all of the business and assets of Tenant or results from a merger or consolidation with Tenant; and a party shall be deemed to “control” another party for purposes of the aforesaid definition only if the first party owns more than fifty percent (50%) of the stock or other beneficial interests of the second party.

18.2	Notice

(a) Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include (i) the name of the proposed assignee, sublessee or occupant, (ii) the nature of the proposed assignee’s sublessee’s or occupant’s business to be carried on in the Premises, (iii) a copy of the proposed Assignment or Sublease, and (iv) such financial and other information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant or its business. Landlord shall have a response period of fifteen (15) business days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease in which to respond in writing to Tenant’s request, either approving the proposed Assignment or Sublease or stating the reasons for any disapproval. Tenant shall pay to Landlord the reasonable costs of processing each request for approval of an Assignment or Sublease plus the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee, occupant or sublessee taking occupancy.

(b) Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (i) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Building; (ii) whether the use to be made of the Premises by the proposed subtenant or assignee would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building services then imposed by Tenant; (iii) the business reputation of the proposed individuals who will be managing and operating the business operations of the assignee or subtenant, and the long-term financial and competitive business prospects of the proposed assignee or subtenant; and (iv) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved. In any event, Landlord may withhold its consent to any assignment or sublease, if the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Section 9 above or with any other lease which restricts the use to which any space in the Building may be put.

18.3	No Release

No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant to make any Assignment or Sublease without the consent of Landlord, shall relieve the party originally named as Tenant hereunder (Dolby Laboratories, Inc., a California corporation (“Dolby California”)) or any assignee of Tenant’s interest hereunder, of any obligation to be performed by Tenant under this Lease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.

18.4	Entity Transfers

Any sale, assignment or other transfer, including, without limitation, by consolidation, merger or reorganization, of fifty percent (50%) or more (whether in a single transaction or series of transfers) of the equity ownership or beneficial interests in Tenant, if Tenant is a corporation, trust or limited liability company, or of any general partnership interest in Tenant if Tenant is a general or limited partnership, shall be an Assignment for purposes of this Lease, unless following such sale assignment or other transfer or transaction, Tenant is either Dolby Laboratories, Inc., a Delaware corporation, or its successor by merger or consolidation (collectively, “Dolby Delaware”) or a wholly-owned direct or indirect subsidiary of Dolby Delaware (a “Dolby Subsidiary”; Dolby Delaware and Dolby Subsidiaries are collectively referred to herein as “Dolby Entities” and individually as a “Dolby Entity”). If Tenant is a corporation, the provisions of this Section 18.4 shall not apply at any time when the stock of Tenant is traded on a national exchange, and if Tenant is a Dolby Subsidiary, the provisions of this Section 18.4 shall not apply to any transfer of stock in Dolby Delaware at any time when the stock of Dolby Delaware is traded on a national exchange.

18.5	Assumption of Obligations

Each assignee or other transferee of Tenant’s interest hereunder shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. Each sublessee of all or any portion of the Premises shall, as a condition to such sublease, agree in writing for the benefit of and pursuant to a written instrument satisfactory to Landlord (a) to comply with all provisions of this Lease applicable to the subleased premises (other than the amount of Rent payable under this Lease in the case of any sublease of less than all of the Premises), and (b) that, at Landlord’s option, such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary, or such sublessee shall attorn to Landlord on and subject to all provisions of the sublease.

18.6	No Signs

Tenant shall not, without Landlord’s consent, place or allow to be placed in, on or about the Building any sign or other notice indicating Tenant’s desire to assign this Lease or sublet the Premises.

18.7	Non-Application of Certain Statutes

Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Section 18 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.

19.	SECURITY SYSTEMS AND PROGRAMS

Landlord shall have no obligation or liability to Tenant, or any of Tenant’s agents, employees, representatives, contractors or visitors, to provide any safety or security devices on or for the Building or for the manner or quality of any such devices or services that Landlord may elect to provide on or for the Building. The risk that any safety or security device, service or program may not be effective, or may malfunction or be circumvented, is assumed by Tenant with respect to the property, personnel, and interests of Tenant, and any of Tenant’s agents, employees, representatives, contractors and visitors, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts or other losses. Tenant agrees to cooperate fully at Tenant’s expense with any reasonable safety or security program developed by Landlord on or for the Building or required by law.

20.	DEFAULT

20.1	Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” on the part of Tenant under this Lease:

(a) Failure of Tenant to make any payment of Rent when and as the same becomes due, and such failure continues for five (5) days after written notice from Landlord of such failure;

(b) Failure of Tenant to perform any obligation of Tenant under this Lease, other than as described in any other subsection of this Section 20.1, where such failure shall continue for thirty (30) days after notice of such failure by Landlord to Tenant; provided that if more than thirty (30) days are reasonably required for cure of such failure, Tenant shall not be deemed to be in default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion and actually completes such cure within sixty (60) days after the giving of the aforesaid written notice;

(c) The filing by or against Tenant of any action or proceeding under any federal or state insolvency, reorganization, bankruptcy or other debtor relief statute now or hereafter existing (unless in the case of such action taken against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or receiver for Tenant or its business, or the attachment of Tenant’s leasehold estate in the Premises or Tenant’s assets at the Premises, unless the same is dismissed within thirty (30) days after such appointment or attachment;

(d) Abandonment of this Lease has been established pursuant to the procedure described in Civil Code Section 1951.3.

(e) An assignment or sublease, or attempted assignment or sublease, of this Lease or the Premises by Tenant contrary to the provision of Section 18, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto;

(f) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease, and Tenant fails to procure the required insurance within three (3) business days after written notice from Landlord;

(g) Any failure by Tenant to discharge any lien or encumbrance placed on the Building in violation of this Lease within ten (10) days after the date such lien or encumbrance is filed or recorded against the Building; and

(h) Failure of Tenant to execute and deliver to Landlord any estoppel certificate within the time periods and in the manner required by Section 25, and/or failure by Tenant to deliver to Landlord any financial statement within the time period and in the manner required by Section 29.1.

20.2	Remedies

Upon the occurrence of a default by Tenant under this Lease that is not remedied by Tenant within the applicable cure periods specified in Section 20.1, Landlord shall have the following rights and remedies in addition to and without limiting any and all other rights and remedies available to Landlord at law or in equity:

(a) The rights and remedies provided by California Civil Code Section 1951.2, including, without limitation, the right to terminate Tenant’s right to possession of the Premises and to recover the amounts specified in California Civil Code Subsections 1951.2(a)(1)-(4);

(b) In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, (A) any costs or expenses incurred by Landlord (1) in retaking possession of the Premises; (2) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (3) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (4) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Charges or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord to the benefit of Tenant in consideration of this Lease including, but not limited to, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances, if any, or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

(v) such reasonable attorneys’ fees incurred by Landlord as a result of a default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(vi) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(c) The rights and remedies provided by California Civil Code Section 1951.4, including, without limitation, the right to continue the Lease in effect after Tenant’s breach and abandonment and recover any and all Rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease, shall not in and of themselves constitute a termination of Tenant’s right to possession;

(d) The right, with or without terminating this Lease, in compliance with applicable law, to enter the Premises and remove all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds thereof pursuant to applicable California law;

(e) The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises and to apply any rental collected from the Premises;

(f) The right to specific performance of any or all of Tenant’s obligations hereunder, and to damages for delay in or failure of such performance; and

(g) The right to remedy such default at Tenant’s expense, upon two (2) days’ prior notice to Tenant except that prior notice shall not be required in the case of an imminent threat to life or safety of any person or to the impairment of the Building or its efficient operation.

20.3	Reletting

In the event that Landlord shall elect to re-enter as provided in Section 20.2 or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Section 20.2, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord’s sole discretion. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (i) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (ii) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (iii) to the payment of any costs of such reletting; (iv) to the payment of the costs of any alterations and repairs to the Premises; (v) to the payment of Rent due and unpaid hereunder; and (vi) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

20.4	Landlord’s Right to Perform Tenant’s Obligations

(a) Without limiting the rights and remedies of Landlord contained in Sections 20.2 and 20.3 above, if Tenant shall be in default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord’s option, without any obligation to do so, and without notice to Tenant perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant’s Agents.

(b) Without limiting the rights of Landlord under Sections 20.2 and 20.3 above, Landlord shall have the right at Landlord’s option, without any obligation to do so, to perform any of Tenant’s covenants or obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its sole and absolute judgment, or if Landlord determines, in its sole and absolute judgment, that such action is necessary or desirable to avoid imminent harm to the Premises or any persons.

(c) If Landlord performs any of Tenant’s obligations hereunder in accordance with this Section 20.4, the full amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Charges, the full amount thereof with interest thereon from the date of payment by Landlord at the lower of (i) ten percent (10%) per annum, or (ii) the highest rate permitted by applicable law.

20.5	Remedies Cumulative

The exercise of any remedy provided by law or the provisions of this Lease shall not exclude any other remedies. Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease.

21.	INDEMNITY; INTEREST ON OVERDUE OBLIGATIONS

21.1	Indemnity

Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant shall indemnify, defend (using legal counsel reasonably satisfactory to Landlord), and hold harmless Landlord, all officers, directors and shareholders of Landlord, all partners or members of any partnership or limited liability company constituting Landlord, and each of their respective officers, directors, shareholders, employees, servants and agents, all mortgagees or beneficiaries of Landlord’s interest in all or any portion of the Building (sometimes collectively referred to herein as “Landlord Related Entities”) from and against any and all claims, losses, costs, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Claims and Liabilities”), that are incurred in connection with or arise from (a) any default by Tenant in the observance or performance of any of the terms, covenants, conditions or other obligations of this Lease, (b) the use or occupancy or manner of use or occupancy of the Premises or the Building by Tenant or any person occupying the Premises, (c) any occurrence or happening on the Premises between the Commencement Date and the time Landlord has accepted surrender of the Premises, (d) any negligence or willful act or omission of Tenant or any assignee or subtenant of the Premises or any of their respective agents, employees, representatives, contractors or visitors while on the Building, or (e) Landlord’s inability to obtain access to any portion of the Premises with respect to which Landlord has not been furnished a key (if locked) or access has been otherwise restricted.

21.2	Interest on Past Due Obligations

Any amount due from Tenant to Landlord under this Lease which is not paid within five (5) days from the date when due shall bear interest from the due date until paid at the lesser of the highest rate then permitted by law or a rate per annum equal to four percent (4%) plus the highest rate identified as the “prime rate” in the Wall Street Journal between the date such amount was due and the date such payment was received. Payment of such interest shall not excuse or cure any default under this Lease.

22.	LANDLORD’S ACCESS TO PREMISES

Landlord reserves for itself and its agents, employees and contractors the right to enter the Premises at all reasonable times (upon reasonable telephonic notice, if possible) to inspect the Premises, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers, mortgagees, beneficiaries or (during the last twelve (12) months of the Term) prospective tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, to alter, improve or repair the Premises or any other portion of the Building, and to exercise its parking rights under Section 33 below. Tenant shall not place any locks on any interior doors in the Premises without the consent of Landlord and without providing Landlord with copies of the keys for such locks. In the event of an emergency, Landlord shall have the right to enter the Premises at any time without notice. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open doors in an emergency, in order to obtain entry to any portion of the Premises. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord’s exercise of any of its rights under this Section 22. Tenant waives all rights to consequential damages (including, without limitation, damages for lost profits and lost opportunities) arising in connection with Landlord’s exercise of its rights under this Section 22.

23.	NOTICES

Any payment required to be made by Tenant to Landlord, and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease, shall be effective only if rendered or given in writing, sent by personal delivery or registered or certified mail, return receipt requested, by overnight courier service, or by electronically confirmed facsimile transmission with a following copy by first class mail, addressed (a) to Tenant at the Premises, (b) to Landlord at the address set forth in the Basic Lease Information, or (c) to such other address as either Landlord or Tenant may designate as its new address in California for such purpose by notice given to the other in accordance with the provisions of this Section 23. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

24.	NO WAIVER

No provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought. No failure by Landlord to insist upon the strict performance of any obligation of Tenant under this Lease, and no course of conduct between Landlord and Tenant, shall constitute a waiver of any breach or a waiver or modification of any term, covenant or condition of this Lease. No payment by Tenant of a lesser amount than the aggregate of all Rent then due under this Lease shall be deemed to be other than on account of the first items of such Rent then accruing or becoming due, unless Landlord elects otherwise.

25.	ESTOPPEL CERTIFICATES

Either party, at any time and from time to time, within ten (10) days after written request from the other party, shall execute, acknowledge and deliver to the other party, addressed (at the requesting party’s request) to any prospective purchaser, ground or underlying lessor, or mortgagee or beneficiary of any part of the Building or Tenant’s leasehold interest therein, an estoppel certificate in form and substance reasonably designated by the requesting party. The non-requesting party’s failure to do so within such ten (10) day period shall be conclusive that all facts set forth in the proposed certificate are true and correct.

26.	RULES AND REGULATIONS

Tenant shall at all times observe and comply with, and cause all occupants of the Premises to observe and comply with, the rules and regulations attached to this Lease as Exhibit C, and with all reasonable modifications thereof from time to time adopted by Landlord (the “Rules and Regulations”).

27.	TENANT’S TAXES

In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties hereto, (a) upon, measured by or reasonably attributable to Tenant’s improvements, equipment, furniture, fixtures and other personal property located in the Premises, including, without limitation, all Alterations, (b) upon or measured by any Rent payable under this Lease, including, without limitation, any gross income tax or excise tax levied by any federal, state or local governmental body with respect to the receipt of such rental by Landlord; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

28.	CORPORATE AUTHORITY

Each person executing this Lease on behalf of Tenant or any entity constituting Tenant at any ownership tier hereby represents and warrants that such person is duly authorized and has full right, power and authority to enter into this Lease and bind Tenant, without qualification.

29.	MISCELLANEOUS

29.1	Financial Statements

Upon Landlord’s written request from time to time (not more frequently than once per year), Tenant shall promptly furnish Landlord with certified financial statements reflecting Tenant’s then-current financial condition, in such form and detail as Landlord may reasonably request; provided, however, that if Tenant is a corporation, then so long as the stock of Tenant is traded on a national exchange, Tenant may furnish its annual or most recent quarterly report instead of financial statements.

29.2	Successors and Assigns

Without limiting Section 18 and subject to Section 29.9, the terms, covenants and conditions in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective representatives, successors and assigns.

29.3	Severability

If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to any other persons or circumstances, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the fullest extent permitted by law.

29.4	Applicable Law

This Lease shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law.

29.5	Integration; Interpretation

The terms of this Lease (including, without limitation, the Exhibits and Schedules hereto) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The word “including” shall mean “including, without limitation,” the singular shall include the plural and vice-versa, and each gender shall include any other gender. Time is of the essence of each and every provision of this Lease.

29.6	Quiet Enjoyment

Upon Tenant paying the Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord; subject, however, to the provisions of this Lease, including Section 13.

29.7	Holding Over

If Tenant holds over after the expiration or earlier termination of the Term, the Term shall not be extended thereby, and Tenant shall pay Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the final full lease year (exclusive of abatements, if any), together with an amount reasonably estimated by Landlord for the monthly Additional Charges and other sums payable under this Lease, and such holding over shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights).

29.8	Broker’s Commissions

Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises other than Colliers International and The CAC Group. Tenant shall be responsible for the payment of any compensation due Colliers International, and Landlord shall be responsible for the payment of any compensation due The CAC Group. Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and members, and their respective officers, directors, agents and employees, from and against (i) its failure to pay any compensation due Colliers International, in the case of Tenant, or its failure to pay any compensation due The CAC Group, in the case of Landlord, and (ii) any and all claims and liabilities for any such commissions or fees made by anyone else claiming by or through the indemnifying party.

29.9	Recovery Against Landlord

Tenant shall look solely to Landlord’s interest in the Building for any recovery of any judgment or other award against Landlord arising out of or relating to any obligations of Landlord under this Lease or any acts or omissions of Landlord in connection with the Premises or the Building. Neither Landlord nor any Landlord Related Entities shall be personally liable for any such judgment or award. In the event that any Landlord transfers or conveys its interest in the Building, all liabilities and obligations on the part of such Landlord under this Lease accruing after the effective date of such transfer or conveyance shall terminate and Tenant shall have no further claim against the transferring Landlord with respect to the performance thereof, and all such liabilities and obligations, including responsibility for the application or return of any security deposit, shall be binding upon the new owner.

29.10	Amendments

No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant. No amendment to this Lease shall be binding on any mortgagee or beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented thereto in writing.

29.11	Attorneys’ Fees

If either party commences an action against the other party arising out of or in connection with this Lease, or institutes any proceeding in a bankruptcy or similar court which has jurisdiction over the other party or any or all of its property or assets, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and court costs, including fees incurred on appeal and any other post-judgment proceeding.

29.12	Exhibits and Schedules

Exhibits A through C and Schedule I, are attached hereto and by this reference incorporated herein.

30.	OPTION TO EXTEND TERM

(a) Landlord hereby grants to original Tenant the option (“Extension Option”) to extend the Term of this Lease for two (2) additional terms (each, an “Option Term”) of five (5) years each upon and subject to the terms and conditions set forth in this Section. The Extension Option shall be exercised, if at all, by written notice given to Landlord no more than fifteen (15) months and no less than twelve (12) months prior to the Expiration Date of the Term (or the First Option Term, in the case of the exercise of the second Extension Option). If Tenant exercises an Extension Option, each of the terms, covenants and conditions of this Lease (including responsibility for repair and maintenance of the Premises and responsibility for payment of Impositions) shall apply during the Option Term as though the expiration date of such Option Term was the date originally set forth herein as the Expiration Date of the Term, provided that

(i) the Base Rent to be paid during the applicable Option Term shall be the Prevailing Market Rental (as hereinafter defined) for the Premises for the applicable Option Term, (ii) the Expiration Date for this Lease shall become the expiration date for the applicable Option Term; and (iii) there shall be no additional option terms following the second Option Term. Anything contained herein to the contrary notwithstanding, if Tenant is in monetary or material nonmonetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Extension Option or at any time thereafter prior to the commencement date of the Option Term (in either event beyond any applicable notice and cure periods), Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Extension Option upon notice to Tenant. As used herein, the term “Prevailing Market Rental” for the Premises shall mean the Base Rent that Landlord could obtain for the Option Term from a third party desiring to lease the Premises for the Option Term taking into account (1) the quality and condition of the Building and the Premises, (2) the services provided under the terms of this Lease, (3) the responsibility for repair and maintenance of the Premises and responsibility for payment of Impositions as set forth herein, (3) the base rent and all other monetary payments then being obtained for new leases of space comparable to the Premises in the Building or, in the event that no other rentable areas of the Building are leased to other tenants, other buildings of comparable quality and condition as the Building and having comparable uses and located in the vicinity of the Building, and the services and allocation of responsibility for repair and maintenance and payment of taxes under such other leases, and (4) allowances for the construction of tenant improvements provided for such comparable space, the payment of leasing commissions or moving expenses, rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and other reasonable monetary and nonmonetary tenant inducements being granted such tenants in connection with such comparable space.

(b) If Tenant exercises an Extension Option, Landlord shall send to Tenant a notice setting forth the Prevailing Market Rental for the Premises for the Option Term on or before the date that is two hundred seventy (270) days prior to the Expiration Date of the Term (or the First Option Term, in the case of the exercise of the second Extension Option). If Tenant disputes Landlord’s determination of the Prevailing Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth the Prevailing Market Rental for the Option Term, send to Landlord a notice stating that Tenant disagrees with Landlord’s determination of Prevailing Market Rental for the Option Term and elects to resolve the disagreement as provided below in subparagraph (c) below. If Tenant does not send to Landlord a notice as provided in the previous sentence, Landlord’s determination of the Prevailing Market Rental shall be conclusive and shall be the basis for determining the Base Rent to be paid by Tenant hereunder during the Option Term. If Tenant elects to resolve the disagreement as provided in subparagraph (c) below and such procedures shall not have been concluded prior to the commencement date of the Option Term, Tenant shall pay Base Rent to Landlord hereunder adjusted to reflect the Prevailing Market Rental as stated by Landlord in its original notice to Tenant of Landlord’s determination thereof. If the amount of Prevailing Market Rental as finally determined pursuant to subparagraph (c) below is greater than Landlord’s determination, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the Prevailing Market Rental as so determined pursuant to subparagraph (c) below within thirty (30) days after the determination. If the Prevailing Market Rental as finally determined pursuant to subparagraph (c) below is less than Landlord’s determination, the difference between the amount paid by Tenant and the Prevailing Market Rental as so determined pursuant to subparagraph (c) below shall be credited against the next installments of Base Rent due from Tenant to Landlord hereunder.

(c) Any disagreement regarding the Prevailing Market Rental as defined in this Section shall be resolved as follows:

(i) Within thirty (30) days after Tenant’s written response to Landlord’s notice to Tenant of the Prevailing Market Rental, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to resolve any such disagreement.

(ii) If within the thirty (30) day period referred to in clause (i) above, Landlord and Tenant cannot reach agreement as to the Prevailing Market Rental, they shall each select one appraiser with the qualifications set forth in Section 30(c)(vi) below (each, an “Appraiser”) to determine the Prevailing Market Rental. The two (2) Appraisers shall meet within ten (10) business days after the second Appraiser is appointed and, if within ten (10) business days after such first meeting the two Appraisers are unable to agree promptly upon a determination of Prevailing Market Rental, they shall appoint a third Appraiser, who shall be a competent and impartial person with qualifications set forth in Section 30(c)(vi) below. If they are unable to agree upon such appointment within five (5) business days after expiration of said ten (10) day period, the third Appraiser shall be selected by the parties themselves, if they can agree thereon, within a further period of ten (10) business days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by J.A.M.S./ENDISPUTE in San Francisco (“JAMS”). Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that JAMS shall have the power to make the appointment. The three (3) Appraisers shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 30(c)(iii) below.

(iii) Where the issue cannot be resolved by agreement between the two Appraisers selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three Appraisers in accordance with the following procedure. The Appraisers selected by each of the parties shall state in writing their respective determinations of the Prevailing Market Rental, supported by the reasons therefor with counterpart copies to each party. The Appraisers shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third Appraiser shall be to select which of the two proposed resolutions most closely approximates his determination of Prevailing Market Rental. The third Appraiser shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the Appraisers and be final and binding upon the parties.

(iv) If any Appraiser fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third Appraiser, his successor shall be appointed in the same manner as provided for appointment of the third Appraiser. The Appraisers shall attempt to decide the issue within ten (10) business days after the appointment of the third Appraiser. Any decision in which the Appraiser appointed by Landlord and the Appraiser appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel.

(v) The Appraisers shall render their decision and award in writing with counterpart copies to each party. The Appraisers shall have no power to modify the provisions of this Lease.

(vi) All Appraisers specified pursuant to this subparagraph (c) shall be a licensed appraisers in the State of California, with the “MAI” designation of from the Appraisal Institute, and with not less than ten (10) years’ experience appraising commercial properties in the City and County of San Francisco. Each party shall pay the cost of the Appraiser selected by such party and one-half of the cost of the third Appraiser plus one-half of any other reasonable third party costs (excluding legal fees and disbursements) incurred in resolving the dispute pursuant to this Section.

If the commencement date of the Option Term is other than on the first day of a calendar month, then the installment of Base Rent payable on the first day of any month during which an increase in the Base Rent, as provided for hereinabove, is to occur shall be prorated based on the number of days in such month prior to the effective date of the increase and the number of days in such month on or after the effective date of the increase.

31.	ROOF ACCESS

Subject to Landlord’s prior written approval of the plans and specifications therefor (including, without limitation, the location, size, and color of the equipment and all associated cabling and wiring to be installed by Tenant throughout the Building, including any penetrations of the roof membrane of the Building), such approval not to be unreasonably withheld, conditioned or delayed, during the Term, Tenant may, at its sole cost and expense, construct and maintain one or more antennae and satellite dishes on the roof of the Building together with related cabling and equipment (collectively, the “Roof Equipment”). Notwithstanding the foregoing, the location(s) of any penetration of the roof membrane of the Building shall be determined by Landlord in its sole and absolute discretion. For the purposes herein, it shall be reasonable for Landlord to withhold its approval of the installation of any such Roof Equipment which (i) will require the relocation of any conduit, wiring or cabling located within the Major Vertical Penetrations of the Building (as hereinafter defined), (ii) will, in Landlord’s reasonable judgment, damage or impair the structural integrity of the Building (including the roof), (iii) will result in an unsafe condition affecting Landlord’s employees or contractors authorized to have access to the roof, or (iv) will interfere with any then existing equipment of Landlord located on the roof, or interfere with any then existing equipment or services of any third party. Upon receipt of Landlord’s prior written approval of the plans and specifications as set forth herein, Tenant shall erect the Roof Equipment in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all applicable Laws now in force or hereafter enacted and all other requirements of Landlord, and after Tenant has received all requisite approvals therefor (the “Applicable Requirements”). Tenant shall at all times operate and maintain the Roof Equipment in a good, clean and safe condition, in accordance with the Applicable Requirements. Tenant shall provide Landlord with reasonable advance written notice prior to entering upon the roof of the Building so that Landlord may, if it so desires, have a representative accompany Tenant onto the roof. Upon the expiration or sooner termination of this Lease or Tenant’s right to possession of the Premises, Tenant shall, at Tenant’s sole cost and expense, promptly remove the Roof Equipment, including, without limitation, all associated wiring and cabling throughout the Building, and repair any damage to the Building resulting therefrom. If Tenant fails to remove the Roof Equipment on or before the expiration or sooner termination of this Lease or Tenant’ right to possession of the Premises, Landlord may, at Tenant’s expense, remove the Roof Equipment and perform the related restoration and repair work, and use, dispose of or take such other actions with respect to the Roof Equipment as Landlord may deem appropriate, all without compensation or payment to Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from all claims arising from or in any way directly or indirectly relating to the construction, installation, maintenance, use, operation or removal of the Roof Equipment. The rights granted to Tenant pursuant to this Section 31 are personal to Dolby California, and may not be assigned, except to any Tenant Affiliate or Dolby Entity. As used herein, “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and the like, that service more than one floor of the Building. The area with Major Vertical Penetrations shall be bounded and defined by the interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

32.	SIGNAGE

All signs, notices and graphics of every kind or character, visible in or from public corridors, the Building Common Area or the exterior of the Premises shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing and subject to Landlord’s prior approval of the plans and specifications thereof (including, without limitation, the design, location, and size), Tenant shall have the right (“Exterior Signage Rights”) to install tenant identification signage on the exterior of the Building (the “Sign”), at Tenant’s sole cost and expense and in accordance with all applicable Laws (including any requirements set forth by the applicable agencies in the City and County of San Francisco) (the “Signage Requirements”). Tenant shall erect the Sign in accordance with the plans and specifications approved by Landlord, in a good and workmanlike manner, and at all times thereafter, Tenant shall maintain, at its sole cost and expense, the Sign in a good, clean and safe condition and in accordance with the Signage Requirements, including all repairs and replacements thereto. Upon the occurrence of any event of default and/or upon the termination or earlier expiration of this Lease, Tenant shall promptly remove the Sign, in which event Tenant shall be responsible for and shall repair any damage to the Building resulting therefrom. Tenant’s Exterior Signage Rights hereunder are personal to Dolby California, and, except with respect to an assignment to a Tenant Affiliate or Dolby Entity in connection with an assignment of this Lease, may not be assigned or transferred without the prior written consent of Landlord, which consent may be given or withheld or given upon conditions in Landlord’s sole and absolute discretion. Tenant shall be responsible for obtaining all permits and approvals (governmental and private) necessary for the installation and maintenance of the Sign. If Tenant fails to remove the Sign as required under this Section 32, Landlord shall have the right, at Tenant’s expense, to remove the Sign. Tenant shall indemnify, defend and protect Landlord and the Landlord Parties and hold Landlord and the Landlord Parties harmless from and against any and all, proceedings, losses, costs, damages, causes of action, liabilities, injuries or expenses arising out of or related to Tenant’s exercise of the Exterior Signage Rights granted hereunder, including, without limitation, any claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the installation or maintenance of the Sign on the Building.

33.	LANDLORD’S RIGHT TO PARK BUS

So long as Landlord is owned and/or controlled by Ray Dolby and/or Dagmar Dolby, Landlord reserves the right, at no cost to Landlord, and without any offset or deduction from the Rent payable hereunder, to park one bus in the Premises, in an area to be mutually agreed by Landlord and Tenant. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall have no liability to Landlord for any loss or damage to Landlord’s bus parked or located in the Premises whether caused by fire, theft, explosions, strikes, riots or any other cause whatsoever.

IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

LANDLORD:
/s/ Ray Dolby
RAY DOLBY, as Trustee of the
Dolby Family Trust, dated May 7, 1999

/s/ Dagmar Dolby
DAGMAR DOLBY, as Trustee of the
Dolby Family Trust, dated May 7, 1999

RAY AND DAGMAR DOLBY REAL ESTATE INVESTMENTS, L.P., a California limited partnership

	By	/s/ Ray Dolby
Ray Dolby, as Trustee of the Dolby Family
Trust, dated May 7, 1999, its general partner

	By	/s/ Dagmar Dolby
Dagmar Dolby, as Trustee of the Dolby Family
Trust, dated May 7, 1999, its general partner

TENANT:	DOLBY LABORATORIES, INC.,
a California corporation

	By	/s/ Bill Jasper
	Its	President and Chief Executive Officer

EXHIBIT A

DIAGRAM/DESCRIPTION OF PREMISES

See Attached

A–1

EXHIBIT B

LIST OF DEFINED TERMS

Additional Charges	2
Alterations	7
Applicable Requirements	30
Appraiser	29
Assignment	16
Base Rent	iv
Building	iv, 1
Building Common Areas	1
Building Systems	7
Casualty Discovery Date	12
Claims and Liabilities	23
common area	1
common areas	1
Damaged Property	12
Dolby California	17
Dolby Delaware	18
Dolby Entities	18
Dolby Entity	18
Dolby Subsidiary	18
effective date of taking	15
Event of Default	19
Expiration Date	iv
Extension Option	27
Exterior Signage Rights	31
Hazardous Material	7
Impositions	3
Impound Account	4
JAMS	29
Landlord	1
Landlord Related Entities	23
Laws	6
Major Vertical Penetrations	31
Option Term	27
Original Lease	6
Premises	iv
Prevailing Market Rental	28
prime rate	23
Rent	2
Rentable Area	iv
Roof Equipment	30
Rules and Regulations	25
Sign	31
Signage Requirements	31

B–1

Sublease	16
taking	15
Tenant	1
Tenant Affiliate	16
Tenant Owned Property	8
Tenant’s Agents	9
Term	1
Utilities	5
worth at the time of award	21

B–2

EXHIBIT C

RULES AND REGULATIONS

1. The sidewalks, halls, passages, exits, entrances, elevators, malls, and stairways of the Building shall not be obstructed by Tenant or any of Tenant’s agents, employees, representatives, contractors or visitors (“Tenant Parties”), or used by Tenant or any Tenant Party for any purpose other than for ingress to or egress from the Premises. The halls, passages, exits, entrances, corridors and stairways of the Building are not for the use of the general public, except as and where designated by Landlord, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord might be prejudicial to the safety, character, reputation or interests of the Building and any tenants thereof, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or dangerous activities. Tenant and Tenant Parties shall not go upon the roof of the Building, except in areas that Landlord may designate from time to time.

2. No awning canopy or other projection of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window coverings as are Building standard shall be used in the Premises.

3. The Premises shall not be used for lodging or sleeping, and no cooking shall be done or permitted by Tenant on the Premises, except that the preparation of food in microwave ovens and machines for vending coffee, tea, hot chocolate and similar small food or drink items for Tenant and its employees shall be permitted.

4. No additional locking devices shall be installed without the prior written consent of Landlord. Landlord may make reasonable charges for the removal of any additional lock or any bolt installed on any door of the Premises without the prior consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building and the Premises.

5. Landlord shall have the right to prescribe the method of reinforcement or weight distribution (as Landlord shall determine in its sole discretion) for all equipment, materials, supplies, furniture or other property brought into the Building that will impose a load of more than fifty (50) pounds per square foot. Landlord will not be responsible for loss of or damage to any such property from any cause (except to the extent resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors), and all damage done to the Building by moving or maintaining Tenant’s property shall be repaired at the expense of Tenant.

6. Tenant shall not use or suffer to be used or kept in the Premises or the Building any kerosene, gasoline or flammable or combustible fluids or materials except as customarily used in offices, or use any method of heating or air conditioning other than that supplied by Landlord.

7. Tenant shall use reasonable efforts to ensure that all doors and windows of the Premises are closed and securely locked and all water faucets, water apparatus and utilities are shut off at such time as Tenant’s employees leave the Premises.

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8. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited therein, and any damage resulting to such facilities from misuse by Tenant or its employees or invitees shall be paid for by Tenant.

9. Except as permitted in this Lease, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any sidewalk or corridor in or adjacent to the Building for the sale of, newspapers, magazines, periodicals, theater tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for manufacturing or assembly of any kind, or for any business or activity other than that specifically provided for in this Lease.

10. Tenant shall not install any radio or television antenna, microwave dish, telecommunications apparatus, loudspeaker, or other device on the roof or exterior walls of the Building or any other portion of the Building, except as expressly set forth in the Lease.

11. Tenant and Tenant Parties shall not use in the Premises, or in the common areas of the Building or of any other building in the Building, any handtrucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve, and Tenant shall use reasonable efforts to cause its invitees to comply with the provisions of this Section. No other vehicles of any kind shall be brought by Tenant or any Tenant Party into the Building or any other Building in the Building, or kept in or about the Premises.

12. Tenant shall store all its trash and garbage within the Premises until removal. All trash placed in any portion of the Building for pick-up shall be placed in locations and containers approved by Landlord.

13. All loading, unloading and delivery of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators and at such times as Landlord shall designate. While loading and unloading, Tenant and any Tenant Party shall not obstruct or permit the obstruction of the entryways to the Building or any other building in the Building or any tenant’s space therein.

14. Canvassing, soliciting, peddling or distribution of handbills or any other written material in the Building is prohibited, and Tenant shall cooperate to prevent such acts.

15. Tenant shall not permit the use or the operation of any video or mechanical games or pay telephones on the Premises.

16. Landlord may direct the use of all pest extermination and scavenger contractors to eliminate pests caused or introduced into the Premises by Tenant or any Tenant Party at such intervals as Landlord may require, at Tenant’s sole cost and expense.

17. Any requests made by Tenant of Landlord shall be made by telephone or in person by Tenant’s designated representative at the office of the Building, as designated from time to time

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by Landlord. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

18. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, and no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations in favor of any other tenant or tenants or prevent Landlord from thereafter enforcing any Rule or Regulation against any or all tenants of the Building.

19. These Rules and Regulations are in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, any terms, covenants, agreements and conditions of the Lease or any other lease of premises in the Building which may expressly contradict these Rules and Regulations.

20. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

21. Tenant shall not obtain for use in the Premises or the Building ice, drinking water, food, beverage, towel or other similar services, except at reasonable hours and under reasonable regulations fixed by Landlord.

22. Tenant shall be entitled to its proportionate share (based on rentable area) of listings in the Building lobby directory. All signage, lettering or other writing or decoration on or visible from the exterior of the Premises shall require Landlord’s reasonable prior written approval.

C–3

SCHEDULE I

TENANT’S INSURANCE REQUIREMENTS

During the Term of this Lease, and during any period prior to the commencement of the Term in which Tenant shall enter onto, occupy or use the Premises, Tenant shall provide at Tenant’s cost and expense the following insurance coverage:

1. Property Insurance. Tenant shall provide insurance coverage, for the mutual benefit of Landlord and Tenant, for all risks of physical loss or damage due to fire and such other hazards that would be covered by an insurance policy issued on a Special Form Cause of Loss basis, insuring the full replacement value of the Premises, including the Building, any Alterations, Tenant’s trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property of Tenant (“Property Policy”). The Property Policy shall:

(a) include coverage for, and specifically state that coverage is provided for, windstorms, hail and terrorism; provided, however, that the terrorism coverage provided by the Property Policy shall be reasonably acceptable to Landlord and maintained during the term of the Lease on terms which Landlord shall reasonably require in accordance with prudent practices by owners of similar types of property in similar geographic locations as the Property, and shall only be required to the extent that same is available at a commercially reasonable cost;

(b) have a deductible no greater than $250,000 per occurrence so long as the Tenant is a Dolby Entity, otherwise, no greater than $5,000 per occurrence;

(c) contain a replacement cost endorsement;

(d) if Tenant is not a Dolby Entity, and if required by Landlord, contain rental loss coverage for a period of twelve (12) months in an amount sufficient to cover all Base Rent and Additional Charges payable during such period; and

(e) if requested by Landlord, contain a lender’s loss payable endorsement containing provisions equivalent to those provisions contained in Form 438BFU and naming any lender designated by Landlord.

2. Liability Insurance. Tenant shall provide broad form commercial general liability insurance, and automobile liability insurance, each with a minimum combined single limit of liability of at least $1,000,000 per occurrence, and excess liability under one or more policies in an aggregate amount of at least $30,000,000 per occurrence; Such broad form commercial general liability insurance shall include products and completed operations liability insurance, fire legal liability insurance, contractual liability insurance (provided that the amount of such insurance shall not be a limitation on Tenant’s indemnity obligations under this Lease), and such other coverage as Landlord may reasonably require from time to time. Tenant’s liability insurance policies shall have a deductible no greater than $250,000 per occurrence so long as the Tenant is a Dolby Entity, otherwise, no greater than $5,000 per occurrence.

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3. Workers Compensation Insurance. Tenant shall maintain statutory worker’s compensation insurance with an employer’s liability limit of at least $1,000,000 covering all of Tenant’s employees.

4. Earthquake Insurance. Tenant shall not be required to obtain earthquake insurance with respect to the Premises, provided that if Tenant does obtain earthquake insurance, it shall cause such policy to name Landlord and Tenant as named insureds, as their interest may appear (provided if such earthquake insurance is provided under a blanket policy, Landlord shall be a named insured, by endorsement, with respect to the Premises only).

5. Form of Policies. All insurance policies required to be carried by Tenant under this Lease shall (i) be written by companies rated A VIII or better in “Best’s Insurance Guide” or having an equivalent rating from a reputable financial rating agency such as Moody’s or Standard & Poors, and not prohibited from doing business in California, (ii) name Landlord and any other parties designated by Landlord as additional insureds, in the case of liability insurance, and name Landlord and Tenant as named insureds, as their interest may appear, in the case of any Property Policies (provided if Tenant’s Property Policy is a blanket policy, Landlord shall be a named insured, by endorsement, with respect to the Premises only), (iii) as to liability coverages, be written on an “occurrence” basis, (iv) provide that Landlord shall receive thirty (30) days’ notice from the insurer before any cancellation or change in coverage, and (v) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance. Tenant shall be liable for payment of any deductible in the event of any loss, claim or casualty. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies; and in the event Tenant shall fail to procure such insurance or to deliver reasonably satisfactory evidence thereof within five (5) business days after written notice from Landlord of such failure, Landlord may, at its option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure such insurance for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Charges. The limits of the insurance required under this Lease shall not limit any obligation or liability of Tenant under this Lease.

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